                                                                     Exhibit 2.1


                                                                page 1 of pages.


                           Amsterdam, 13 October, 1998

                            WILLIS CORROON GROUP plc.

                           WILLIS CORROON EUROPE B.V.

                        TOLBERT INSURANCE & FINANCE B.V.

                            UTA WILLIS CORROON S.p.A.

                               SAINT GALLEN S.r.l.

                                 OLIMPIA S.r.l.

                           Ital Brokers Holding S.p.A.

                                   ARCEF N.V.

                          MASTER ACQUISITION AGREEMENT
                                                                page 2 of pages.

                                     Index

MASTER ACQUISITION AGREEMENT...................................................3
PREAMBLE.......................................................................5
THE ACCOMPLISHMENT OF THE FINAL STRUCTURE......................................9
WARRANTIES AND REPRESENTATIONS; INDEMNIFICATION OBLIGATIONS...................16
MISCELLANEOUS.................................................................31

                          MASTER ACQUISITION AGREEMENT

By this Master Acquisition Agreement (the "MAA" or the "Agreement") executed in Amsterdam on October 13, 1998 (the "Execution Date").

      WILLIS CORROON GROUP plc., a company organised and existing under the laws of United Kingdom, with registered office at Ten Trinity Square, London EC3P 3AX, authorised corporate capital of (pounds) 66.000.000 issued corporate capital (pounds) 53.222.386,13, fully paid in, registered no. 621757, represented by Ms. Sarah Turvill in her capacity as attorney and duly authorised to execute this Agreement (hereinafter referred to as "WILLIS Group");

      WILLIS CORROON EUROPE B.V., a company organised and existing under the laws of The Netherlands, with registered office at Marten Meesweg 51, 3068 AV Rotterdam (The Netherlands), authorised share capital NLG 150.000.000, issued share capital NLG 115.493.000, registered no. 24135.835, represented by Ms.. Sarah Turvill in her capacity as Director and duly authorised to execute this Agreement (hereinafter referred to as "WILLIS Europe"); WILLIS Group and WILLIS Europe also being joint and collectively referred to as the "WILLIS";

      TOLBERT INSURANCE & FINANCE B.V., a company organised and existing under the laws of The Netherlands, with registered office at "Olimpic Plaza", Fred. Roeskestraat 123 - I - 1076 EE Amsterdam - The Netherlands, authorised corporate capital of NLG 73.400.000, issued NLG 27.525.000, TradeRegister No 33.150.389, represented by Mr. Thomas J. Eltink in his capacity as attorney and duly authorised to execute this Agreement (hereinafter referred to as "Tolbert");

      UTA WILLIS CORROON S.p.A., a company organised and existing under the laws of Italy with registered office at Via Padova 55, Turin (Italy), corporate capital of 1.000.000.000 (one billion) fully paid in, registered with the Companies Register of the Chamber of Commerce in Turin under no. 118566, represented by Mr. Enrico Boglione and Ms. Sarah Turvill, in their capacity as Directors duly authorised to execute this Agreement (hereinafter referred to as "UTA");

      SAINT GALLEN S.r.l., a company organised and existing under the laws of Italy page 3 of pages.


with registered office at Via A. Doria 15, 10123 Turin (Italy), corporate capital of ITL 20.000.000, fully paid in, registered with the Companies Register of the Chamber of Commerce in Turin under no. 548343, represented by Mr. Lorenzo Boglione in his capacity as Chairman and duly authorised to execute this Agreement (hereinafter referred to as "Saint Gallen");

      OLIMPIA S.r.l., a company organised and existing under the laws of Italy with registered office at Via dei Giardini n. 7, Milan - Italy, corporate capital of ITL 20.000.000 (twenty billion) fully paid in, registered with the Companies Register of the Chamber of Commerce in Milan under no. 1420817 (REA), represented by Mr. Carlo Pasteur in his capacity as Amministratore Unico duly authorised to execute this Agreement (hereinafter referred to as "OLIMPIA");

      Ital Brokers Holding S.p.A., a company organised and existing under the laws of Italy, with registered office at Via Galassi n. 2, Cagliari, corporate capital of ITL 5.000.000.000 fully paid in, registered in the Companies Register of the Chamber of Commerce in Cagliari under no. 151025, represented by Mr. Sebastiano Romeo or by Franco Lazzarini in their respective capacity as Chairman and Managing Director and duly authorised to execute this Agreement (hereinafter referred to as "HBC");

      ARCEF N.V., a company organised and existing under the laws of The Netherlands Antilles , with registered office at Curacao, corporate capital of US $ 30.000, fully paid in, represented by Mr. Thomas J. Eltink in his capacity as attorney and duly authorised to execute this Agreement (hereinafter referred to as "ARCEF").

                                     WHEREAS

A. Willis Europe, Saint Gallen and Olimpia have full title to and directly own all the shares representing 100% of the authorised and issued capital of UTA; in particular, Willis Europe has full title to 50% of the authorised and issued capital of UTA, Saint Gallen to 40% of the authorised and issued capital of UTA and Olimpia to the remaining 10% of the authorised and issued capital of UTA.

B. Tolbert has full title to and directly owns 100% of the authorised and issued capital of Italbroker S.p.A., an Italian corporation with registered offices at Via Albaro n. 3 - Genova (Italy), corporate capital of 5.000.000.000 (five billion) fully paid in, registered with the Registrar of Company of Genova at No. 39063, (hereinafter referred to as "Italbroker");

C. Furthermore, Tolbert has full title to and directly owns 100% of the authorised and issued capital of Interconsult Wise S.r.l., an Italian corporation with registered offices at Via Albaro 3 - Genova, corporate capital of 1.000.000.000 (one billion) fully paid in, registered with the Registrar of Company of Genova at No.337585, (hereinafter referred to as "ICW");

                                                                page 4 of pages.


D. HBC has full title to and directly owns 50% of the authorised and issued capital of Tolbert, while ARCEF has full title to and directly owns the further 50% of the authorised and issued capital of Tolbert;

E. The Parties are willing to cause UTA to acquire the whole capital stock of Gruppo (as below defined), and, as a consequence thereof, to cause Tolbert to acquire a 50% interest in UTA, as it will result from the Final Structure (as below defined), throughout the implementation of the various transactions and corporate actions described hereinbelow.

NOW, THEREFORE, in consideration of the above whereas, which form an integral part of this Agreement, the Parties hereto hereby agree as follows:-

                                    PREAMBLE

1.    DEFINITIONS.

Unless differently provided for in this Agreement, the following terms and expressions shall have the meaning hereinafter specified:

1.1. "Accounting Principles" shall mean the accounting principles established by the "Ordine Nazionale dei Dottori Commercialisti" and by the "Collegio dei Ragionieri", as supplemented by the accounting principles established by the International Accounting Standards Committee;

1.2. "Accounts Receivable" shall mean all credits (also if discounted with banks or otherwise factored) notes and accounts receivable of Gruppo, of UTA Group and of Tolbert, as the case may be, also to include "ricevute bancarie", drafts and bills (i.e. "cambiali");

1.3. "Business" shall mean any and all the activities carried out by each of the Company (as below defined);

1.4. "Company(ies)" shall mean each of Gruppo, UTA Group, or Tolbert, as from time to time indicated in the context of the provisions of this Agreement;

1.5. "Current Tolbert Shareholders" shall mean jointly the current shareholders of Tolbert, i.e. HBC and ARCEF;

1.6. "Current UTA Shareholders" shall mean jointly the current shareholders of UTA, page 5 of pages.


i.e. Willis Europe, Saint Gallen and Olimpia;

1.7. "Encumbrances" shall mean any claims, interest, option or pre-emption right or other rights of shareholders or other parties, charges, pledges, mortgages, security, actions, liens, or encumbrances and the like of whatever nature (including, as to shares or quotas, inter alia, any "clausole di gradimento");

1.8. "Execution Date" shall mean the date of execution of this Agreement and of the MSA (as below defined);

1.9. "Final Structure" shall mean the corporate structure resulting from the full implementation of this Agreement and as described under Exhibit 1 hereto;

1.10. "Financial Statement(s)" shall mean the duly and validly approved financial statements of each of the Company, as per the following reference dates: as to UTA, December 31, 1997; as to Tolbert: September 30, 1998; as to
Gruppo: December 31, 1997;

1.11. "Gruppo" shall mean jointly Italbroker, ICW and their subsidiaries, as per the group chart contained under Exhibit 2 hereto;

1.12. "IASC Accounting Principles" shall mean the accounting principles established by the International Accounting Standard Committee;

1.13. "ICW Quotas" shall mean all of the outstanding quotas of ICW owned by Tolbert and representing its entire fully paid up capital stock of ITL 1.000.000.000;

1.14. "Italbroker Shares" shall mean No. 1.250.000 shares of Italbroker owned by Tolbert and representing its entire fully paid up capital stock of ITL 5.000.000.000;

1.15. "ITL" shall mean Italian Lire and all numerical expressions thereof follow the continental European convention, whereby the point (.) separates the thousands and the comma (,) separates the decimals;

1.16. "Liability(ies)" shall mean any and all liability of any nature, payments, losses, damages, obligations, claims, expenses and other costs, (including labour, social security, environmental, Taxes - as below defined-), product or third party liabilities), which (A) are not expressly disclosed in the Warranties and Representations (as below defined) made by the Seller (as below defined), or (B) in any way derive, wholly or partly, (i) from any fact not disclosed in said Warranties and Representations, or (ii) from the fact that one or more of the Warranties and Representations may not be accurate, complete, or true, for any reason whatsoever.

                                                                page 6 of pages.


1.17. "MSA" shall mean the Master Shareholders Agreement which shall be entered into simultaneously to this Agreement, also by and between the Parties and the Directors (as defined under the MSA);

1.18. "Net Working Capital" shall mean the net working capital calculated in accordance with Exhibit 2.bis hereto;

1.19. "Net Worth" shall mean the net equity of each of the Company, i.e. issued capital + reserves and retained earnings + profit of the year (capitale sociale + fondi riserve ordinarie e straordinarie + utile di esercizio);

1.20. "NLG" shall mean Dutch Guilders and all numerical expressions thereof follow the continental European convention, whereby the point (.) separates the thousands and the comma (,) separates the decimals;

1.21. "Parties" shall mean jointly the parties to this Agreement;

1.22. "Party" shall mean individually each of the Parties to this Agreement;

1.23. "Short Form(s)" shall mean the document(s), whose texts are attached to this MAA under Exhibit 2ter, to be executed before a Notary Public and then "apostilled" with the limited scope to implement the transfer and/or acquisition of title to the relevant shares or quotas;

1.24. "Taxes" shall mean any and all liabilities or obligations of each of the Company for or in respect of any income, sales, franchise, excise, use, personal property, real property, payroll (whether imposed directly on the employer or imposed on the employees and required to be withheld from wages paid by the employer and including, for the purposes hereof, social contributions and other amount to be paid to INPS, INAIL, INPDAI, ARPA and other similar bodies or authorities, whether Italian or foreign, as the case may be, as required by the applicable law and regulations, by the collective national bargaining agreements or otherwise due), value added (IVA), leasing, transfer, stamp or other taxes, levies, duties, charges or withholdings, together with any penalties, fines or interest thereon;

1.25. "Timetable" shall mean the sequence of the events and corporate actions which need to be implemented in order to accomplish the Final Structure, which Timetable (contained under Exhibit 3 hereof) may be amended as required by applicable laws or in accordance with the common reasonable opinion of the Parties' Counsels;

1.26. "UTA Group" shall mean jointly UTA and its subsidiaries, as per the group chart contained under Exhibit 4 hereto;

                                                                page 7 of pages.


1.27. "UTA Milan" shall mean UTA Willis Corroon Milano S.p.A., a company organised and existing under the laws of Italy, with a registered offices at Piazza Luigi di Savoia 24, Milan (Italy), corporate capital of ITL 200 million, fully paid in, registered with the Registrar of Companies of Milan under No. 146/274695;

1.28. "UTA RS" shall mean UTA Willis Corroon Rischi Speciali S.r.l. (acknowledging the Parties that the extraordinary shareholders' meeting has already resolved to amend it in "Willis Corroon Italia S.r.l."),a company organised and existing under the laws of Italy with registered office at Via dei Giardini 7, Milan (Italy), corporate capital of 90 million, fully paid in, registered with the Companies Register of the Chamber of Commerce in Milan under No. 197638.

2.    TERMINATION OF PRIOR AGREEMENT AND PURPOSE OF THIS AGREEMENT.

2.1. The Parties wish to implement the Memorandum of Understanding entered into on June 5, 1998, as amended and integrated thereafter on July 22, 1998, on July 28,1998, and by means of subsequent letters, whose contents are agreed upon by the Parties (the "MoU"), where, inter alia, the main terms of this MAA and of the MSA have been set out, and which will be fully replaced by the present MAA and by the MSA and, therefore, is terminated.

2.2. Accordingly the MoU entered into by and among Willis Corroon Group plc, Willis Corroon Europe B.V., Tolbert Insurance & Finance B.V., Ital Broker Holding S.p.A., Arcef Holding NV, Uta Willis Corroon S.p.A., Saint Gallen S.r.l., and Olimpia S.r.l., is hereby terminated as of the date of this Agreement and all the Parties are reciprocally released from any liability and/or obligation arising therefrom for any reason whatsoever.

2.3. The purpose of this Agreement, to be implemented in good faith through the completion of the transactions and other operations contemplated and described herein, or in any event assumed hereunder, relates to the acquisition by UTA of the whole capital stock of Gruppo, and, as a consequence thereof, to the acquisition by Tolbert of a 50% interest in UTA, as described in the Final Structure.

2.4. In the light of the above, the Parties are fully aware and agree that all the provisions of this Agreement are non severable from each other (including the warranties and representations and the relevant indemnification obligations) and each of them is essential to the performance of this Agreement. Therefore, any default with respect to any provision of this Agreement (as well as of any action undertaken by any of the Parties in compliance with the Timetable, even if enforced prior to the execution of this Agreement), as well as any behaviour or act of one of the Parties (except for any behaviour or act caused by the act or omission of a third party, being agreed that a director of one of the involved companies shall not be deemed to be a third party) which page 8 of pages.


may result in any unjustified delay, hindering, or default of any of them, shall be deemed to affect the entire Agreement also for purposes of damages.

2.5. In the event that the transaction envisaged in this MAA is not completed as a result of a breach by WILLIS, and if WILLIS, or any of its subsidiaries, within two years from June 5, 1998, uses information gained as a result of the discussion which have taken place or the due diligence, to acquire any Client of Gruppo, then the Current Tolbert Shareholders shall be entitled to an indemnity from WILLIS equal to 250% of the brokerage and fee income earned by Gruppo in relation to such client in the last 12 months before WILLIS acquires such Client.

This indemnity will not apply in circumstances where WILLIS can show that it acquired a client of Gruppo for reasons entirely unconnected with the use by WILLIS of information gained as a result of the discussion which have taken place or the due diligence.

3.    REFERENCE TO THE MASTER SHAREHOLDERS AGREEMENT. INTERIM PERIOD.

3.1. This MAA and the MSA shall be entered into simultaneously on the same date and any and all events regulated in these two agreements that shall occur at the Execution Date shall be deemed as to take place at the same time. If any of the transactions provided for in these two agreements should not take place, both this MAA, and the MSA shall remain without effect, unless otherwise agreed by the Parties, and each Party shall have recourse to all remedies available under applicable laws against the defaulting Party(ies).

3.2. Throughout the implementation of all actions set forth in this MAA and/or in the MSA and up and until the appointment of the new boards of directors of the interested companies as provided for in this MAA and/or MSA, the Parties agree to cause the boards of directors of all interested companies to conduct the day-to-day business in an ordinary and prudent manner with an aim to implementing the various actions provided for in this MAA and/or in the MSA, and to consult and agree among them should any extraordinary matter arise. Should the Parties fail to appoint new boards of directors, in any case the provisions set forth under the MSA shall apply with respect to the interested companies.

3.3. The Parties agree and acknowledge that a provision similar to this Article 3 has been provided for in the MSA.

3.4. In addition, it is agreed by the Parties that, simultaneously to the execution of this MAA, the Directors of the Company shall resign in writing; the new boards of directors shall be appointed by the relevant shareholders' meetings on the first possible date after the adoption of the new by-laws pursuant to Article 4.1.(d).

                                                                page 9 of pages.


                    THE ACCOMPLISHMENT OF THE FINAL STRUCTURE

4.    UTA GROUP RE-ORGANISATION AND LOAN AGREEMENT.

4.1. In order to accomplish the Final Structure in accordance with the Timetable, Current UTA Shareholders shall:

      (a) take any further step for the implementation of the merger procedure between UTA and UTA Milan, which has been resolved by the respective extraordinary shareholders' meetings on July 28, 1998;

      (b) cause UTA to ask the competent Court to appoint an advisor in order to evaluate the current UTA brokerage business in order to contribute it in UTA RS at a value equal to the net worth of the contributed business, calculated in accordance with the book value as emerging by UTA financial statement and, as a consequence thereof, cause the increase in the capital stock in UTA RS for an equivalent amount, without premium, change the company scope of UTA from an operating company to a pure holding company and simultaneously amend the current corporate name of UTA into "Willis Corroon Italia Holding S.p.A.";

      (c) resolve the Second Capital Increase (as below defined); the Parties acknowledge that the extraordinary shareholders meeting of UTA, possibly in the "totalitaria" form, will be held not earlier than six days after the Contribution in Kind;

      (d) finally, adopt new By-laws, in conformity with the text which shall be agreed in good faith by the Parties within 30 days of the First Closing Date, in conformity with the MSA.

4.2. Prior to the First Closing Date, and with value date as of the said First Closing Date, UTA shall enter into a loan agreement in the amount of ITL 30,5 billion (the "Bank Loan") so as to fulfil the payment obligations of the first instalment of the price relating to the sale and purchase of ITB and ICW, as provided for under this Agreement.

4.3. The Bank Loan shall be entered into by UTA with Lloyds Bank - Amsterdam. Willis shall guarantee the full Bank Loan, provided that:

      (a) Tolbert will use its bank account at ABN Amro in Amsterdam, into which UTA will pay any sums in favour of Tolbert;

      (b) UTA will open a bank account at Istituto Bancario San Paolo di Torino, Sede Centrale, Piazza San Carlo, into which the sums relating to the First Capital Increase and to the Second Capital Increase shall be paid;

                                                               page 10 of pages.


      (c) a Willis appointee will be a mandatory signatory on the UTA accounts to be used with reference to any payment or transactions provided for by this Agreement;

      (d) irrevocable instructions in relation to the payment of the first instalment of the price for the Italbroker Shares and for the ICW Quotas and of the First Capital Increase will be lodged at the banks on the First Closing Date.

5.    SALE AND PURCHASE OF ITALBROKERS AND ICW.

5.1. UTA shall purchase from Tolbert, which shall sell and transfer to UTA at the First Closing, free of any Encumbrances, the Italbroker Shares by executing the Short Forms before a Notary Public in Amsterdam.

5.2. Subject to the homologation of the amendments to the current By-laws of UTA, as per Article 4.1.(b) hereinabove, UTA shall purchase from Tolbert, which shall sell and transfer to UTA at the Second Closing, free of any Encumbrances, the ICW Quotas by executing the Short Forms before a Notary Public in Amsterdam.

5.3. Subject to the price adjustment provided for under the following Article 11 hereof, the aggregate price for the transfer of title to the Italbroker Shares and to the ICW Quotas shall be equal to ITL 71 billion (the "Aggregate Price"), of which ITL 69,5 billion relating to Italbroker Shares and ITL 1,5 billion to ICW Quotas, and shall be adjusted in accordance with the Formula contained under
Exhibit 5 hereto.

6.    THE FIRST CAPITAL INCREASE.

6.1. The Parties acknowledge and agree that Current UTA Shareholders have already favourably resolved a capital increase in UTA, (already approved by the competent Tribunal), to be implemented by the issuance of No. 763.000 shares with a ITL 763.000.000 par value, for an aggregate amount of ITL 30.500.925.000 billion (of which ITL 763.000.000 as par value and ITL 29.737.925.000 as premium) (the "First Capital Increase").

6.2. Subject to the previous renunciation by Willis Europe, Saint Gallen and Olimpia, of their pre-emption rights with reference thereto (being agreed that the said Willis Europe, Saint Gallen and Olimpia shall renounce their pre-emption rights on or before the First Closing Date), the First Capital Increase shall be subscribed and paid by Tolbert at the First Closing Date and upon completion of the transfer of the Italbroker Shares.

7.    THE FIRST CLOSING AND RELATED FURTHER COMMITMENTS.

                                                               page 11 of pages.


7.1. The First Closing shall take place in Amsterdam (The Netherlands), before a Notary Public of Stibbe, Simont, Monahan - Duhot, Notaries Public in The Netherlands (the "Notary Public"), on October 13, 1998 at 10,00 a.m. (the "First Closing Date"), simultaneously to the execution of this MAA.

7.2. At the First Closing:-

      (a) Tolbert shall sell, transfer and assign to UTA, which shall acquire, full title, free of Encumbrances, to the Italbroker Shares, by executing the Short Forms before the Notary Public and delivering to UTA the shares certificates No 15, 16, 18, 19;

      (b) UTA and Tolbert shall enter into a sale and purchase agreement with reference to the ICW Quotas, by executing the relevant Short Forms; this sale and purchase agreement shall be subject to the condition precedent of the homologation of the amendment in the company scope (i.e. oggetto sociale) of UTA from an operating company to a pure holding Company. New by-laws of UTA shall be adopted in conformity to the provision of Article 4.1(d) hereinabove.

      (c) UTA shall pay on Tolbert's bank account No. 403268656 at ABN Amro, Amsterdam, P.O. BOX 407 - 1000 AK - Amsterdam, a sum equal to ITL 30,5 billion to Tolbert, of which ITL 29,5 billion as a first instalment on the consideration for the Italbroker Shares and ITL 1 billion in advance and in account as a consideration for the ICW Quotas;

      (d) Tolbert shall subscribe and pay on UTA's bank account No 123396 at Istituto Bancario San Paolo di Torino, S.p.A. Sede di Torino, Piazza San Carlo n. 156, the ITL 30.500.925.000 relating to the First Capital Increase in UTA, with value date on October 13, 1998, save an express refusal of ABN Amro to comply with this value date, in which case the value date shall be not later than the first date available for the bank;

      (e) any further documents, guarantees, ancillary contracts and certificates, as provided for in this Agreement or, in any event, as necessary or appropriate for the contemplated transaction, shall be duly executed, prepared, filed, issued and delivered by the Parties.

7.3. On October 14 or 15, 1998, upon completion of the First Closing:

      (a) UTA Directors, upon delivery of the payment statement relating to the First Capital Increase, shall issue the declaration provided for by Article 2444 of the Italian Civil Code and shall deposit it with the competent Registry of Companies;

                                                               page 12 of pages.


      (b) Thereafter, UTA Directors shall issue the new share certificates in favour of Tolbert and relating to the First Capital Increase and shall record Tolbert in the UTA Shareholders Register as a shareholder of UTA;

      (c) UTA shall reimburse to Lloyds Bank, Amsterdam, with value date on October 15, 1998 (save an express refusal of the banks to comply with this date, in which case the value date shall be not later than the first available date for the banks), the Bank Loan and Willis shall be consequently relieved from the granted relevant guarantee;

      (d) Italbroker Directors shall record UTA in the Italbroker Shareholders Register as the sole shareholder of Italbroker.

7.4. Within 20 days from the First Closing Date (unless the "totalitaria" fails, in which case the payment should be made immediately after the approval of the Second Capital Increase by an extraordinary shareholders meeting, which will be in any event duly convened and held not later than 30 days from the First Closing Date), Willis Europe shall pay to UTA and UTA shall pay to Tolbert on the same Tolbert's bank account No. 403268656 at ABN Amro, Amsterdam, P.O. BOX 407 - 1000 AK - Amsterdam, the further amount of ITL 30,5 billion, still due as the second instalment relating to the price for the transfer of the Italbrokers Shares and of the ICW Quotas, of which 30 billion representing the second instalment for the transfer of the Italbroker Shares and ITL 500 million representing the second instalment of the advanced payment relating to the ICW Quotas.

7.5. Upon completion of the First Capital Increase, the share capital of UTA shall be equal to ITL 1.763.000.000 and shall be owned as follows:

      (a) as to Tolbert, No 763.000 ordinary shares, representing 43,3 % of the First Increased UTA Share Capital;

      (b) as to Willis Europe, No 500.000 ordinary shares, representing 28,4 % of the First Increased UTA Share Capital;

      (c) as to Saint Gallen, No 400.000 ordinary shares, representing 22,7 % of the First Increased UTA Share Capital;

      (d) as to Olimpia, No 100.000 ordinary shares, representing 5,7 % of the First Increased UTA Share Capital.

8.    THE CONTRIBUTION IN KIND IN TOLBERT

8.1. The Parties acknowledge and agree that the Current Tolbert Shareholders have resolved a redemption in capital in Tolbert in the amount of NLG 13.762.500 by page 13 of pages.


decreasing the par value of the existing shares from NLG 36.700 to NLG 18.350. In addition, the Parties acknowledge and agree that Current Tolbert Shareholders have already favourably resolved a capital increase in Tolbert, reserved to the benefit of Saint Gallen and Olimpia, for an amount of NLG 13.762.500 par value, to be implemented by the issuance of No. 750 "B" shares (being the existing shares transformed into "A" shares) , and to be subscribed and paid by means of the contribution in kind, by the said Saint Gallen and Olimpia, of all of their shares in UTA, representing in aggregate 28,4% of the First Increased UTA Share Capital (the "Contribution in Kind").

8.2. The final implementation of the Contribution in Kind shall take place in Amsterdam (NL), before the Notary Public , on October 20, 1998 (the "Contribution in Kind Date").

8.3. At the Contribution in Kind Date, Saint Gallen and Olimpia, on the one side, and Tolbert, on the other side, shall execute the deed of issue relating to the Contribution in Kind, therefore transferring the property of all of their shares in UTA in favour of Tolbert, so as to finally accomplish the Contribution in Kind. Exhibit 6 contains a copy of the Deed of Issue, which shall be executed before the Notary Public. The Notary Public shall duly certify the relevant subscriptions of the representatives of Saint Gallen and Olimpia. The deed of issue shall be duly apostilled.

Promptly after the execution of the issue deed relating to the Contribution in Kind and after all of the UTA shares have been endorsed or in any event transferred by Olimpia and Saint Gallen in favour of Tolbert, the relevant share certificates shall be sent to the registered offices of UTA, so as to permit the UTA directors to record Tolbert as a UTA shareholder also with reference to the said share certificates.

Upon completion of the above record, the share capital of UTA, equal to ITL 1.763.000.000, shall be owned as follows:

      (a) as to Tolbert, No 1.263.000 ordinary shares, representing 71,6% of the First Increased UTA Share Capital;

      (b) as to Willis Europe, No 500.000 ordinary shares, representing 28,4% of the First Increased UTA Share Capital.

8.4. Upon completion of the Contribution in Kind, and upon elapse on November 2, 1998, of the two month period related to the redemption in capital mentioned under Article 8.1 hereinabove, the capital stock of Tolbert shall be equal to NLG 27.525.000, divided into No. 750 "A" shares and No. 750 "B" shares, with NLG
18.350 par value, and shall be owned as follows:

      (a) as to HBC, No. 375 "A" shares, representing 25% of the then outstanding 27.625.000 NLG Tolbert authorised and issued capital stock;

                                                               page 14 of pages.


      (b) as to Arcef, No. 375 "A" shares, representing 25% of the then outstanding 27.625.000 NLG Tolbert authorised and issued capital stock;

      (c) as to Saint Gallen, No. 600 "B" shares, representing 40% of the then outstanding 27.625.000 NLG Tolbert authorised and issued capital stock;

      (d) as to Olimpia, No. 150 "B" Shares, representing 10% of the then outstanding 27.625.000 NLG Tolbert authorised and issued capital stock.

8.5. The Current Tolbert Shareholders, Saint Gallen and Olimpia shall take any appropriate actions so as to ensure that the issuance and existence of classes "A" and "B" of shares is used with the sole scope to permit the Current Tolbert Shareholders to obtain the payment of those dividends, reserves and/or retained earnings in Tolbert, which are or will be directly and strictly connected with the sale of Gruppo to UTA, (i.e. the Aggregate Price (including the Remaining Price), interest and indemnities).

No dividends, earnings and available reserves shall be distributed, nor any different distribution and/or reimbursement shall be made in favour of any of the Current Tolbert Shareholders, other than in connection with the mentioned sale of Gruppo, notwithstanding the existence of two (or, in the future, even more) classes of shares in Tolbert.

9.    THE SECOND CAPITAL INCREASE.

9.1. Not earlier than six days from the Contribution in Kind Date, the extraordinary shareholders meeting of UTA shall resolve (if possible in the "totalitaria" form, in which case the extraordinary meeting shall be held on October 28, 1998, 3p.m. at the offices of Notaio Morone in Turin, if not, in form of extraordinary shareholders' meeting convened in accordance with the relevant law and by-laws provisions) a second capital increase in cash in UTA, to be implemented by the issuance of No. 763.000 shares with a ITL 763.000.000 par value, for the aggregate amount of ITL 30.500.925.000 (of which ITL
763.000.000 as par value and ITL 29.737.925.000 as premium), (the "Second Capital Increase").

9.2. The Second Capital Increase shall be subscribed and paid by Willis Europe, upon renounce of Tolbert from its pre-emption rights (being agreed that Tolbert shall renounce its pre-emption right on or before the Second Capital Increase), the day after the extraordinary shareholders meeting mentioned above has been validly held and it has validly resolved the Second Capital Increase. The payment shall be made by Willis Europe on UTA bank account No 123396 at Istituto Bancario San Paolo di Torino S.p.A., Sede di Torino, Piazza San Carlo n. 156.

9.3. Upon completion of the procedure relating to Second Capital Increase, the share page 15 of pages.


capital of UTA shall be equal to ITL 2.526.000.000 (the "Second UTA Increased Capital") and shall be owned as follows:

      (a) as to Tolbert, No 1.263.000 ordinary shares, representing 50% of the Second UTA Increased Capital;

      (b) as to Willis Europe, No 1.263.000 ordinary shares, representing 50% of the Second UTA Increased Capital.

10.   CONDITION PRECEDENT TO THE TRANSFER OF ICW QUOTAS.

10.1 Subsequent to the homologation of the new version of the By-laws of UTA (being agreed that the present by-laws shall be amended in good faith between the Parties within one month of the execution hereof) in accordance with the provision set forth under Article 5.2 hereof, UTA shall finally acquire from Tolbert, free of Encumbrances, the ICW Quotas, being agreed that the price relating thereto - equal to ITL 1,5 billion - shall have already been paid in advance in two instalment at the First Closing and after 20 days from the said First Closing.

10.2. Upon fulfilment of the said condition precedent, ICW Directors shall record UTA in the ICW shareholders register as the sole shareholder of ICW.

11.   PRICE ADJUSTMENT.

11.1. Subject to the price adjustment provided for by this Article, the Aggregate Price for the acquisition by UTA of the Italbroker Shares and of the ICW Quotas has been in principle determined in the amount of ITL 71 billion. A part of it (i.e. ITL 61 billion) shall be allowed by UTA in favour of Tolbert at the First Closing and after the Second Capital Increase.

11.2. The remaining part of the Aggregate Price (the "Remaining Price") shall be calculated in accordance with Exhibit 5 by Gruppo current auditor (i.e. Deloitte & Touche Tomatsu S.p.A.) no later than April 30, 1999 at the Current Tolbert Shareholders' costs and expenses, being in addition understood that the Parties shall timely and deliver simultaneously to Gruppo current auditor and to Willis' auditor all the necessary documents, information and data for the said calculation. The report of Gruppo current auditor containing the calculation of the Remaining Price shall be then delivered, within the same term of April 30, 1999, to Willis' auditor, which will revise it (at Willis' costs and expenses) within 20 days of the delivery of Gruppo current auditor report, with the view of reaching a common determination of the Remaining Price. Failing this common determination within May 20, 1999, the following Article 11.3 shall page 16 of pages.


apply.

11.3. Any dispute with reference to the Remaining Price (to include any dispute relating to the calculation of the Net Working Capital adjustment), should Gruppo current auditor and Willis' auditor not agree upon the Remaining Price within the term provided for above, shall be referred to a third party International accounting first ranking firm (the "Arbitrator"), to be jointly appointed by Gruppo current auditor and Willis' current auditor. Failing this joint appointment, the Arbitrator shall be appointed by the President of ICC upon request of the most diligent party. The Arbitrator shall determine the Remaining Price within 30 days from its acceptance of the said task. The Arbitrator's determination shall be final and binding upon the Parties and it shall be deemed to be an integral part of this Agreement. All the fees and costs relating to the determination by the Arbitrator of the Remaining Price shall be borne on a 50% basis by Willis Europe and by Current Tolbert Shareholders.

11.4. Subject to Article 8.5 hereinabove, the Remaining Price shall be paid by UTA in favour of Tolbert within 5 banking days of either the common calculation of the Remaining Price jointly made by Gruppo current auditor and by Willis' auditor, or the determination made by the Arbitrator. The payment will be made in accordance with the following procedure:

      (a) UTA will call an extraordinary shareholders meeting to resolve a capital increase in an amount equal to the Remaining Price; this capital increase will be subscribed 50% each by Willis Europe and Tolbert; Willis Europe will make, within the 5 day term set forth above, an advanced payment (i.e. "versamento in conto futuro aumento di capitale") with reference to its 50% part of the capital increase; UTA will use the sums of this advanced payment to the sole aim to paying 50% of the Remaining Price to Tolbert;

      (b) Tolbert will subscribe its 50% of the capital increase; in addition, UTA hereby undertakes not to oppose, in connection with this capital increase, the possibility for Tolbert to swap the payment of its part of the increase in capital with its credit vis-a-vis UTA with reference to the residual 50% of the Remaining Price.

In any event, Willis and Tolbert will have the possibility to determine the best way to finance UTA with the aim of allowing the UTA to pay the Remaining Price in a tax efficient way for the UTA itself. Willis hereby guarantees to pay a sum equal 50% of the Remaining Price to Tolbert, in the event UTA does not comply with its obligation to pay the Remaining Price.

12.   THE CONTRIBUTION IN UTA RS, THE MERGER AND THE FINAL STRUCTURE.

                                                               page 17 of pages.


12.1. Upon completion of all transactions and corporate actions described under the above provisions, the Parties shall cause UTA to contribute its current brokerage business (being agreed that the participating interests in Subsidiaries and other companies shall not be contributed) in UTA RS, as per the terms set forth under Article 4.1.(b).

12.2. Furthermore, the Parties shall procure UTA to adopt new by-laws, in accordance with the provision of Article10.1 hereinabove and in accordance with the provision set forth under Article 4.1.(d) hereof.

12.3. Upon completion of all transactions and corporate actions described under the above provisions, the Parties shall take any adequate step so as to achieve, prior to December 31, 1999, the "horizontal merger" between Italbroker and UTA RS.

12.4. This "horizontal merger" shall take place at book values. The company resulting therefrom shall be named "Willis Corroon Italia S.p.A.". Any and all documents relating to this merger procedure shall be prepared in good faith by the interested parties and approved by the competent corporate bodies.

12.5. With the implementation of the "horizontal merger", the Final Structure will be accomplished.

           WARRANTIES AND REPRESENTATIONS; INDEMNIFICATION OBLIGATIONS

13.   IN GENERAL.

13.1. For the purposes of this Agreement the Parties agree that certain warranties and representations set forth under Articles 14 and 15 hereinbelow (the "Warranties and Representations") shall be given:

      (a) severally by Willis Europe, Saint Gallen and Olimpia, and in proportion to their shareholding as at the date hereof in UTA respectively equal to 50%, 40% and 10% thereof, (but jointly between Saint Gallen and Olimpia with reference to their 40% and 10% of UTA) (the "Seller") in the ultimate favour of the Current Tolbert Shareholders, whether directly or indirectly through Tolbert, (the "Purchaser") in connection with the First Capital Increase (the "UTA Operation");

      (b) jointly by Tolbert, by the Current Tolbert Shareholders (the "Seller") in
                                                               page 18 of pages.


            favour of UTA (the "Purchaser") in connection with the sale and purchase of Gruppo (the "Gruppo Operation");

      (c) jointly by Current Tolbert Shareholders (the "Seller(s)") in favour of Saint Gallen and Olimpia (the "Purchaser(s)") with respect to Tolbert and, on the other hand, jointly by Olimpia and Saint Gallen in favour of Current Tolbert Shareholders with respect to the UTA shares contributed in Tolbert, in connection with the Contribution in Kind described under Article 8 hereof (the "Tolbert Operation"); any claim concerning the Gruppo Operation arising from this MAA shall be exclusively in favour of UTA.

13.2. Therefore, for the avoidance of doubt:

      (a) "Seller(s)" shall mean, as the case may be, either: (i) Current UTA Shareholders with reference to the UTA Operation; or (ii) jointly Tolbert and Current Tolbert Shareholders with reference to the Gruppo Operation; or (iii) jointly Current Tolbert Shareholders or jointly Olimpia and Saint Gallen, with reference to the Tolbert Operation;

      (b) "Purchaser(s)" shall mean, as the case may be, either: (i) UTA with reference to the Gruppo Operation; or (ii) Tolbert with reference to the UTA Operation; or (iii) jointly either Saint Gallen and Olimpia, or Tolbert Current Shareholders, with reference to the Tolbert Operation;

      (c) "Interested Company" shall mean the Company that will be indemnified by the Seller, i.e.: (i) UTA, or its subsidiary, as the case may be, with reference to the UTA operation; or (ii) Gruppo with reference to the Gruppo Operation; and (iii) either Tolbert or UTA with reference to the Tolbert Operation.

13.3. The Parties undertake that in the event of any resolutions or actions to be taken by the Board of Directors of either UTA or Tolbert, as the case may be, by any of the Seller or Purchaser in respect of any of the Seller or the Purchaser, as the case may be, such resolutions or actions shall be resolved as follows:

      (a) If concerning the Gruppo Operation, by the Current UTA Shareholders' representatives only;

      (b) if concerning the UTA Operation by the Current Tolbert Shareholders's representatives only,

      it being understood that the other representatives of the new shareholders in UTA or in Tolbert, as the case may be, shall abstain from voting because in potential conflict of interest, provided that they are expressly relieved and held harmless page 19 of pages.


      from any liability deriving from any claim or actions resolved.

14.   WARRANTIES AND REPRESENTATIONS.

14.1. Seller represents and warrants to Purchaser that (save as of that different date expressly indicated hereinbelow under this Article 14), as of the date of this Agreement, and:

      (i) as of the First Closing Date with reference to the UTA Group, to Italbroker and all its subsidiary and to ICW ;

      (ii)  as of the implementation of the Contribution in Kind described under
            Article 8 as to Tolbert;

      (each of the date indicated under Articles 14.1((i)), 14.1. and 14.1.((ii)) hereinafter referred to as the "Relevant Date" as from time to time indicated in the context of this Agreement),

all the above as made at and as of such Relevant Date:

      (b) Title. Seller has directly or indirectly full title to the Company shares or quotas, as the case may be, free and clear of any Encumbrances and may freely dispose thereof; no person, firm or corporate or unincorporated entity has any option or right to purchase or to be offered to purchase or otherwise acquire, in whole or in part, the Company quotas or shares.

            There is no requirement applicable to the Seller to make any filing with, or to obtain any permit, authorisation, consent, approval, or exemption of, any governmental, regulatory of financial authority, whether national or international, private or public, as a condition precedent to the lawful consummation of the transactions contemplated by this Agreement, or to the conduct of the business of the Company, or to the continuity of the validity of any loan, financing or other benefit of the Company.

            There is not any option or pre-emption right other than the ones set forth by of the relevant by-laws of each of the Company, which are in any event hereby waived to all effects .

      (c) No Violation. The execution of this Agreement and the consummation of the transactions contemplated herein have been regularly approved by the competent corporate authority of the Seller. Neither the execution and delivery of this Agreement by the Seller, nor the performance of its obligations pursuant thereto will conflict with or result in any breach of any agreement between the Seller and other parties.

      (d)   Financial Statements. The Financial Statement of the Company is
                                                               page 20 of pages.


            prepared in accordance with the Accounting Principles, as consistently applied over the years, and present fairly and with accuracy the related financial position of the Company, and the results of its operations for the relevant periods.

      (e) Taxes. The Company has always and duly paid the Taxes and duly filed within the times and in the manner prescribed by law all reports and returns of Taxes required to be filed by the applicable legislation; it has duly paid or made provisions for payment of all Taxes due and payable. There are no tax liens upon any of the assets of the Company.

      (f) Due Incorporation of the Company. The Articles of Incorporation and By-laws of the Company in effect on the date hereof are attached as Exhibits 7 through 10 and shall not be subject to any amendment, other than in respect of, and to comply with, the provisions of this Agreement, or, as to Tolbert, to comply with the redemption in capital resolved on August 21, 1998. The Company is a corporation duly incorporated and validly existing under either the laws of Italy, or the law of The Netherlands or other jurisdictions, as the case may be, and it has the requisite corporate powers or other capacities to own and lease its properties and to conduct its business as now conducted.

            The Company is not - nor ever has been - insolvent, or in a situation considered by art. 2446, 2447 or 2448 of the Italian civil code or by other similar provisions of the Dutch Law or of other applicable legislation, nor it is, or ever has been, declared bankrupt or liquidated, and no action or request is or shall be pending to declare the Company bankrupt or to make it subject to any insolvency proceedings.

      (g) Subsidiaries. The Company does not have any subsidiaries, nor branches, or offices, or facilities, nor they have participating interest in any other corporation, partnership, joint venture, consortium, E.I.E.G., or other person or entity, other than the ones specified under the Financial Statement.

      (h) The Capital of the Company. The authorised and issued capital of the each of the Company, as of the date hereof amounts, respectively, to ITL 1.000.000.000 for UTA, to ITL 5.000.000.000for Italbroker, to ITL 1.000.000.000 for ICW and to NLG 27.525.000 fully paid up for Tolbert, being the Parties aware of the redemption in capital by means of the redemption of the par value from NLG 36.700 to NLG
            18.350 in progress with reference to Tolbert. The name of, and number of shares or quotas held by each of its registered shareholders are the ones specified in this Agreement and are duly recorded in the respective Company's shareholders book, in conformity with the applicable legislation and Company's by-laws.

                                                               page 21 of pages.


            All shares or quotas have been validly issued, are fully paid up and entail no further obligation on the part of the shareholders, whether of payment or of any other action or additional performances.

      (i) Properties. The Company has exclusive, good and undisputed title to all its respective properties and assets as respectively owned or possessed by it, free and clear of all Encumbrances.

            All properties of the Company are in good operating condition, maintenance and repair sufficient for use in the ordinary course of the business and conform in all material respects to all applicable statutes, ordinances and regulations relating to their construction, use and operation, including inter alia to the obligations and requirements set forth under Dlgs. September 19, 1994, No 626 and relevant regulations, and similar provisions under the Dutch Law as to Tolbert, or other applicable legislation.

            In particular, and without prejudice to the above, as of the date of signature of this Agreement, the properties of the Company are in compliance with all the relevant applicable legislation, such as zoning, building permits, environmental law, etc.

      (j) Insurance. The Company and its assets of any insurable nature have at all relevant times been covered by insurance in adequate amounts against fire, accidents, third party and other risks (including but not limited to product liability), customarily covered by insurance by other companies engaged in similar businesses as the Business, and nothing has been or will be done or omitted to be done which would make any policy of insurance void or voidable.

      (k) Financial Leasing and Other Rental Agreements. All leases (both financial or rental agreements - 'locazioni'), pursuant to which the Company leases real or personal property, are in good standing, valid and effective in accordance with their respective terms. No person or entity, other than the Company, has any right to, or does in fact enjoy, in whole or in part, any of the real or personal property covered by these leases or utilised by the Company in its operations.

      (l) Intellectual Property. The Company (i) warrants that it will take all actions reasonably necessary to protect any intellectual property to which it may have right; and (ii) has not received any written notice or claim that the conduct of its business infringes any patent, copyright or trademark of any third party, and Seller, nor any representative of the Company, are aware of any basis for any such claim.

            Neither the Seller, nor any of the directors or employees of the Company, page 22 of pages.


            nor any other person have any rights or claim in any license, authorisation, approval, franchise, invention, patent, proprietary right, trademark, or any industrial or commercial property right in the intellectual property, nor the Seller or such other persons have any right of any nature whatsoever on invention, patent, proprietary right, trademark, or any industrial or commercial property right which is or is going to be used by the Company in the conduct of the Business.

      (m) Stock. All stock used by ICW is owned by it and consists of stock of the kind, quality, condition and quantity usable and sellable at current prices in the ordinary course of business. The stock is not excessive in kind or amount, in the light of the business done or expected to be done, nor has its book value been overvalued in the relevant company's account and Financial Statement. Since December 31, 1997, there has not been a material change in the level of the stock.

      (n) Receivables. All Accounts Receivable of the Company have arisen from bona fide transactions in the ordinary course of business and are hereby guaranteed to be valid, current and collectible (with the sole exception of receivables listed under Exhibit 11 , which shall be collected by the Italbroker not later than 12 month from the date hereof) and none of them is or shall be subject to any counterclaim or set-off

      (o) Banks. A true and complete list of all the banks with which the Company has an account, safe deposit box, outstanding loans or credit facilities, and of the names of all persons who have access thereto or hold a power of attorney is set forth on Exhibit 12.

      (p)   Certain Contracts and Arrangements. The Company is not a party to:

            (i) any employment agreement - even if regarding personnel seconded from other undertakings - which grants rights with respect to termination or penalties, in the event of termination, in addition to the rights provided by applicable laws and labour collective bargaining agreements;

            (ii) except for what disclosed under Exhibit 13 hereto, any contract, plan or arrangement, including but not limited to plans relating to stock-options, pension, retirement, deferred compensation or incentive compensation, to which any of the directors or employees of the Company is a party or in which any of such directors or employee participates - even if regarding employees seconded from other undertakings;

            (iii) any encumbrance, mortgage, note, instalment obligation, loan agreement or other instrument relating to the borrowing or raising of money by the Company or the guarantee by the Company of any page 23 of pages.


                  obligation for the borrowing or raising of money of third parties, except for what disclosed under Exhibit 14;

            (iv) any consultancy agreement providing a liability for the Company in excess of ITL 100 million, also with reference to several activities to be rendered or in any event effectively rendered during the course of the year, except for what disclosed under Exhibit 15;

            (v) any agreement, contract, lease, purchase or sale order, open bid or other commitment for the sale of products or services the quoted price and other terms and conditions of which (being entered without any perspective of margin, profit or even with the provision of losses) might be prejudicial or detrimental to the conduct of the business;

            (vi) any agreement, contract, lease or other commitment binding on the Company that restricts the sale of products in any territory;

            (vii) any agreement with townships, municipalities and the Public
                  Administration in general;

           (viii) any agreement whatsoever that may be terminated by the other party upon a direct or indirect change of control of the Company;

            (ix) except for the agreements listed under Exhibit 15bis, any other undertaking, which involves a liability (directly or indirectly due to the Seller itself) for payment or otherwise by the Company in excess of ITL. 100 million, except for commissions paid in favour of entities, bodies or persons, other than directors of the Company, (which are and have been paid in the ordinary course of business and with reference to actual revenues cashed by the Company) any undertaking, other than the above mentioned.

                  Without limiting the generality on the above, all the agreements, contracts, leases, purchase or sale orders, open bids and other commitments of the Company are valid and in full force and effect, and there is not, under any of such agreements, contracts, leases, purchase or sale orders, open bids or other commitments, any breach by the Company or by the other party or parties thereto nor any event has occurred which might give rise to a default.

                  All purchase commitments of the Company to suppliers, and all goods or services sales or supply commitments of the Company to its customers, are completely and accurately reflected in the records of the Company.

            (q) Certain Guarantees. Except for the guarantees with reference to ordinary bank facilities given: (i) by Italbrokers Holding with reference to Italbroker in page 24 of pages.


                  favour of Banca di Roma in the amount of ITL 2,7 billion, of Banca Nazionale dell'Agricoltura in the amount of ITL 1,5 billion, Canca Commerciale Italiana in the amount of 1,5 bln; and (ii) by Italbrokers Holding 150 million Banca Passadore, 150 million Banca Carige S.p.A., 600 millioni Banca Nazionale dell'Agricoltura (being agreed that any possible termination or revoke of the said guarantees shall not adversely affect Italbroker), neither the Seller, nor any other person has as of the date hereof, entered into any guarantee to any third party with respect to indebtedness or other obligations of the Company, including but not limited to indebtedness for borrowed money and obligations with respect to performance guarantees and in connection with the issuance of letters of credit.

            (r)   Labour Matters.

                  (i) Exhibit 16 contains the list of all the employees of the Company, their positions and category, salary and wages;

                  (ii) The Company is in compliance with all applicable laws respecting employment and employment practices, and terms and conditions of employment, including but not limited to provisions thereof relating to wages, bonuses, hours of work and social security contributions, medical care and safety insurance (INPS, INAIL INPDAI, ARPA, and other similar bodies or authorities under local regulations, or under Dutch Law as to Tolbert, or under other applicable law) and therefore with the Taxes;

                  (iii) there is no labour strike, dispute, slowdown,
                        representation campaign or work stoppage pending or threatened against the Company;

                  (iv) no grievance or arbitration proceedings arising out of or under any collective bargaining agreement is pending and no claim therefor has been asserted against the Company;

                  (v) all pension plans and severance funds (TFR included, as to the Italian legislation, and similar provisions under Dutch law or other applicable legislation) required to be funded by the Company are adequately reserved for in accordance with applicable laws, regulations or statutes.

                  (vi) except for the applicable National Collective Labour Agreement and similar acts in the relevant jurisdictions, there are no other agreements or understanding with the Unions or shop committees for any employee of the Company.

                  (vii) Except for what disclosed under Exhibit 16bis, there are no employees on temporary lay-off plans (such as CIG) or under the so page 25 of pages.


                        called "mobility procedure" (in mobilita) or similar procedures (including s.c. solidarieta contracts) nor are there any payments due, outstanding or that will become due in connection with these procedures;

            (s)   Environmental Matters. As to all operations conducted by the
                  Company: (a) the Company and its buildings (whether owned or rent) are currently in compliance, in all material respects, with all respective applicable national and EU laws, regulations and rulings relating to the Environmental Conditions, as in force at the relevant time; and (b) the Company is not party to, nor has received notice of or is aware of, and none of the said buildings is object of, any actual or threatened litigation or administrative proceedings concerning environmental claims or liabilities.

                  There is no liability on the part of the Company arising out of any activities or operations of it or the state or condition of any properties now or formerly owned or occupied by it or facilities now or formerly used by it and in particular (but without limitation) any such liability in respect of: injury to persons, including impairment of health or interference with amenity; damage to land or personal property; interference with riparian or other proprietary or possessory rights; public or private nuisance; liability for waste or other substances; and damage to or impairment of the environment including living organisms.

                  All structures, machinery, plant and equipment, whether movable or fixed, provided in connection with the activities, operations and premises of the Company for the protection of human safety, health and amenity, property and the environment, including (without limitation) for the abatement, arresting or treatment of polluting substances or emissions, the containment of substances and the prevention of spillage and contamination:

                  (i) are in good repair and condition and satisfactory working order;

                  (ii)  conform to all statutory and other legal requirements.

      (t) Litigation. Except as disclosed under Exhibit 17, there is no claim, accident, action, proceeding or investigation pending or threatened against or relating to the Company or any of their properties or rights before any court, administrative or governmental or regulatory authority or body, also in relation, but not limited to, Taxes. The Company is not subject to any outstanding orders, writs, injunctions or decrees. No adverse consequences shall derive from the disclosed litigation. Each of the directors of the Company is not subject to any action or situation which would result in the cancellation from the Italian Register of Insurance Brokers (i.e. the so-called "Albo Brokers").

                                                               page 26 of pages.


      (u) Compliance with Laws. The Company has complied in all material respects with all applicable laws and regulations (including but not limited to laws and regulations relating to environmental standards and controls, real property and any material improvement thereon, zoning legislation, the maintenance of books and records, practice of insurance broker business) and has obtained all governmental approvals, authorisations, permits or licenses which are required in connection with its operations, the Business, real estate holdings. The Company has not received any order, decree, notice or claim of any violation of any laws, regulations, rules, orders, judgements, decrees or other requirements imposed by any authority.

            All books and records required to be maintained by the Company have been accurately maintained.

      (v) Projects. There is no oral or written plan or project involving the opening of new or the closing of current operations or the acquisition of any real property or existing business, in which the Company has been involved in the two-year period prior to the Relevant Date, which, if pursued, would require any such involvement.

      (w) Buildings. The Company has full title property of its buildings, lands and other real estates, free from any Encumbrances and from any right ("diritto"), or possession ("possesso" or "detenzione") of third parties, limiting its full title or their full utilization, and may freely dispose or enjoy thereof.

            The buildings and their equipment have been constructed and maintained in compliance with all the applicable zoning and construction laws, as well as with the environmental laws and with any applicable provisions on safety, earth-quake and fire prevention, and with any regional laws and local regulations, or any binding provisions coming from any national or local authority; the buildings are free from any "vizi", "oneri o diritti di godimento di terzi" and from any risk of "evizione", to be intended as in articles 1482, 1483, 1484, 1490 of the Italian civil code and in the relevant similar provisions under Dutch Law or other applicable legislation; the current actual situation and property of the buildings has been duly filed with the competent Conservatoria dei Registri Immobiliari, NCEU and NCT, or similar bodies under the relevant jurisdiction; the buildings do not need any extraordinary maintenance or repair.

      (x) Restructuring of the Company Group. Any past change of control of the Company, or transfer of its assets and/or employees, change of their name, type, capital, participation, or restructuring of the group to which the Company belongs, has always been executed in compliance with the applicable laws and cannot cause any future damage or claim (also relating to Taxes) against the Company, or their shareholders and owners.

                                                               page 27 of pages.


      (y) Other material adverse effects on the Business. Safe all the above representations, to the best of Seller's knowledge there has been no other material fact or circumstance in the last three years (other than currency exchange fluctuations and than what normal in the ordinary course of business) that can materially and adversely affect the current and future Business of the Company, its market and trading position and the value of its assets.

      (z)   Miscellaneous.

            (i) Apart from what disclosed under the following point, Seller does not have any right or claim against the Company (except for dividends generated by the incomes for the 1997 period in UTA, Tolbert and Italbroker, respectively equal to ITL. 680.000.000, NLG 1.200.000 and ITL 1.480.000.000, which have already been paid), or contractual relationships with the Company, or have received any payment therefrom during the last six months.

            (ii) Tolbert hereby undertakes that the financing granted in 1997 to Italbroker currently amounts to ITL 310 million ("finanziamento soci non fruttifero") will be converted in issue premium ("versamento soci in conto capitale") by the end of 1998.

            (iii) The directors leaving indemnity provision in Italbroker (equal to ITL 300 million) shall not be payable for a period of ten years as fro the First Closing Date.

            (iv) A specific and appropriate fund in Tolbert will be posted with reference to all costs of all the transactions provided for under, or in connection with, this MAA and the MSA (with the sole exception of: (i) costs relating to legal advise by the Notary Public with reference to taxes, (ii) Notary fees relating to the Contribution in Kind and (iii) taxes relating to the Contribution in Kind, which shall be borne also by Olimpia and Saint Gallen in proportion to their shareholdership in Tolbert as a consequence of the said Contribution in Kind), to include inter alia bank advice, which fund shall therefore reduce the dividends which the Current Tolbert Shareholders shall perceive in accordance with
                  Article 8.5 hereinabove.

            (v) There are no contracts or undertakings between the Seller, on one side, and the Company, or other third party that concerns the Company, on the other side, including, but not limited to, any security and loan agreement.

            (vi) The Company is not subject to anti-trust proceedings or investigations by the EU Commission or the Autorita Garante della page 28 of pages.


                  Concorrenza e del Mercato, nor of anti-trust, anti-dumping or anti-subsidies proceedings or investigations by authorities of other countries.

            (vii) There are no undisclosed facts known to the Seller concerning the Company that would adversely affect the Company. The warranties and representations contained in this Agreement are true and accurate; the disclosures are full and complete and no material fact or information has been omitted.

14.2. Absence of Certain Changes or Events. With specific reference to the period from December 31, 1997 through the Relevant Date, the Company, with the exception of disclosures contained under Exhibits 18 and 19, has no Liabilities of any nature, other than liabilities relating to the ordinary course of business, as conducted over the past years; there are not transactions which are unusual either by reference to the historic activities of the Company, or by reference to the activity typically engaged in by insurance broking companies (or, as to Tolbert, by pure holding companies) having a size comparable to the size of the Company; the Company accounts are in compliance with the Accounting Principles as consistently applied over the years. Without limiting the generality of all the above:

      (i) Net Worth. The Net Worth of Company as of the Relevant Date shall not be lower than the one resulting from the Financial Statement, save for the effects of the distribution of dividends mentioned under Article 14.1.(z).(i);

      (ii) the Company has not purchased or sold a shareholding of any nature whatsoever in another company or an interest of any nature in any concern;

      (iii) there has not been any investment in, acquisition, sale, exchange, or disposal of any asset or property of the Company in an amount exceeding ITL. 100 million;

      (iv) the Company has not undertook, pursued, participated in, or promoted any activity other than the Business;

      (v) the Company has not given any guarantee or indemnity or created any charge, lien or security of whatever nature over its assets;

      (vi) the Company and the Seller have not made or agreed any proposal for consolidation, amalgamation, merger or split up of the Company and/or of any Subsidiary, with or into any other company, except for what expressly disclosed under this Agreement;

      (vii) there has not been any disposal of or dilution of the Company's shareholding or interest, directly or indirectly, in any Subsidiary;

                                                               page 29 of pages.


     (viii) the Company has not made any loan or advance to any person, firm, corporate body or any other business other than in the ordinary course of business, or borrowed any money, except by way of advance payments of premiums due by indemnification of agreed losses on behalf of insurance companies due to clients in the ordinary course of business;

      (ix) any shares, or any other securities, or any other option or right to subscribe, or any convert instrument of any nature whatsoever, have been created, allotted or issued, except for what expressly disclosed under this Agreement;

      (x) there has not been any termination of any material line of business operation of the Company;

      (xi) there has not been any material change in the Business or in the "oggetto sociale" (scope) of the Company, except for what expressly disclosed under this Agreement;

      (xii) the Company has not entered into any contract of material nature outside the normal course of the Business;

     (xiii) except for what expressly disclosed under this Agreement, there has not been any proposal of reduction, or actual reduction, of the Company's capital, variation of the rights attaching to any class of shares or quotas, or any redemption, purchase or other acquisition by the Company of any shares or other securities of the Company;

      (xiv) there are no proposal of adoption, or adoption, of any bonus or profit-sharing scheme or any share option or share incentive scheme or employee trust or ownership plan;

      (xv) there has not been any proposal of any change, or any change, to the Company's by-laws, except for what disclosed under this Agreement;

      (xvi) there has not been any formation of, or entry into, any partnership, association or joint venture, or the establishment of any new branches;

     (xvii) the Company has not entered into any transaction, arrangement or agreement outside the ordinary course of Business with or for the benefit of any director of the Company or any Subsidiary, or persons connected or associated with any such director;

    (xviii) the Company has not entered into any payment obligation by and between the Company and any of its shareholders, unless at arm's page 30 of pages.


            length in the ordinary course of business, except for what provided for with reference to Italbroker under Article 15.1.((b)).((i));

      (xix) there has not been the commencement, settlement or defence of any action, proceedings or other litigation involving the Company;

      (xx) there has not been any change in the remuneration or powers of the Directors of the Company, other than as provided for by the relevant bodies respectively: on March 20, 1998 in Italbroker, on May 11, 1998 in ICW, and according to the Exhibit 19bis with reference to UTA Group;

      (xxi) there has not been the appointment or removal of any person as director or chairman of the Company;

     (xxii) the Company has not applied for its admittance to any regulated stock exchange market.

    (xxiii) the Company's business organisation has not been adversely affected, and the Company has not sustained any material loss or damage to its property, whether or not insured;

     (xxiv) the hiring and dismissal of employees and consultants has been conducted within the boundaries of the ordinary course of business and anyhow in compliance with applicable law and national collective agreements; there has not been any increase, out of the ordinary course of business, in the rate or terms of compensation or benefits payable or to become payable to any of the Company's directors, other than for what disclosed hereunder, officers or employees, other than for what mandatorily provided by law, except for certain sums (i.e. premi ed incentivi) that may have been corresponded una tantum in the past to some employees, for which there are no mandatory provisions to further and new payments. Further, Seller hereby warrants to Purchaser that no extraordinary benefit or compensation has been granted to the Company's Directors;

      (xxv) no agreements, contracts, leases or other commitments for: (i) amounts exceeding ITL 100 million; and/or (ii) requiring a termination notice period exceeding three month; (iii) and/or having a duration exceeding one year, have been entered into by the Company;

     (xxvi) Seller has and shall have maintained the Company solvent and in good standing;

    (xxvii) no transaction exceeding the ordinary course of business has taken nor shall take place between any of the Company, on the one side, and page 31 of pages.


            Seller, on the other side;

   (xxviii) no events which may have a significant impact on either the financial position, or future profitability of the Company have occurred.

15.   SPECIAL WARRANTIES AND REPRESENTATIONS RELATING TO ITALBROKER.

15.1. In addition to the above and without prejudice to all the above, Tolbert hereby represents and warrants to UTA:

      (a)   Warranties:

            (i) The special life policy arrangement entered into with INA and pledged in favour of San Paolo in relation to their financing is and was the only such arrangement that existed in Italbroker. This arrangement no longer exists in the Italbroker;

            (ii) No restoration costs in excess of ITL. 250 million will be incurred in the course of the current lease of Albaro 3 or at its termination;

            (iii) The valuation of the land owned by Fiduciaria performed in early 1998 was carried out by an independent consultant based in the area, who was given all material information about the land;

            (iv) All payments by Italbroker in connection with the purchase of part of the business of Servizi e Consulenze have been made and Italbroker has no residual liability in this regard;

            (v) The list exhibited at Schedule attached under Exhibit 20 hereto is a list of all major clients of Italbroker and the gross commissions payable by them for the year commencing 1st January 1997, with the exception resulting from the and consistent with the 1998 budget attached under Exhibit 21 hereto. No material adverse change has occurred in the business relationship with any of those clients. No such client has given written or verbal notice of its intention to cease purchasing services or, to reduce its purchases by any substantial amount, from Italbroker.

      (b) Indemnities: Without prejudice to the provisions under Articles 14, 16 and, and with specific reference to the special warranties and representations under Article 15.1), Tolbert undertakes to indemnify UTA - in accordance with the provisions set forth under the mentioned Articles 16 and below - against any Liability arising out of a breach of any of the said warranties and representations and, in addition, against any loss:-
                                                               page 32 of pages.


            (i) in respect of any liability (other than the charge to Ital Brokers Holding S.p.A to cover interest costs, bank charges and withholding tax incurred in the normal course of the arrangement) arising in relation to the INA life policy arrangement.

            (ii) Arising out of a refusal by underwriters on Interconsult Wise container insurance policy to pay a claim in respect of container repairs on the grounds of any actual or alleged negligence or breach of duty of any kind prior to the First Closing;

            (iii) Arising out of any funding of claims monies due from insurers to clients of Gruppo prior to the date hereof;

            (iv) Arising from any claim by the INPS or any tax or regulatory authority in respect of any assessment it has made of the character of any agreement which Italbroker might have had with any employee, consultant, director or agent or any arrangements made by Italbroker in relation thereto.

16.   INDEMNIFICATION OBLIGATIONS.

16.1. The Seller guarantees to the Purchaser and its successors, that the Warranties and Representations set forth in this Agreement are, and shall be as of each of the Relevant Date, and thereafter, in all respects true, accurate, complete and exhaustive.

16.2. The Seller agrees - by indemnifying the Interested Company - to indemnify, defend and hold the Purchaser and its successors, harmless from and against the full amount of any and all Liabilities which shall have been incurred by any of the Interested Company, on or before each of the Relevant Date (or thereinafter, when expressly provided for in this Agreement), or which arise thereinafter out of the conduct of any of the Interested Company (including transactions entered into, or facts, acts or omissions effected) on or before each of the Relevant Date, or which arise out of the conduct of the Seller (including transactions entered into, or facts, acts or omissions effected) on or before each of the Relevant Date, in accordance with the following:-

      (a) Seller shall have no obligation to indemnify the Interested Company with respect to any individual claims under Articles 14 and 15, unless and until the aggregate of such claims (once reduced by the net value or surplus value - i.e. sopravvenienza attiva - of any asset not reflected in the Financial Statements after giving effect to any specific provisions, allowance or reserve therefor -if any-made in the Financial Statements in respect thereto, and net of any tax effects to the Interested Company, as applicable, if any) shall have exceeded ITL 500 million,.

                                                               page 33 of pages.


      (b) Once the aggregate amount of claims will have exceeded said limit of ITL. 500 million, Seller shall indemnify the Interested Company for all and any amount claimed (once reduced by the net value or surplus value - i.e. sopravvenienza attiva - of any asset not reflected in the Financial Statements after giving effect to any specific provisions, allowance or reserve therefor -if any- made in the Financial Statements in respect thereto, and net of any tax effects to the Interested Company, as applicable, if any), exceeding the said ITL 500 million deductible, up to the maximum amount of ITL 12,5 billion.

      (c) Seller shall only have indemnification obligation if a claim is made:

            (i) on or before the date falling 24 months after the First Closing Date, in respect of any Liability other than Taxes; and

            (ii) as per Liabilities relating to Taxes, on or before 60 days after the expiration of each of the applicable statutes of limitations (including the period of any extensions or waivers thereof).

      It is further agreed by the Parties that any claim for indemnification of a Liability based on any event or occurrence of which the Purchaser shall have given the Seller written notice prior to the date of termination of the indemnification obligations hereinabove provided shall survive such termination.

16.3. If Purchaser or its successors claims, in connection with any event, to the Seller the indemnification payment according to this Agreement: (i) the Purchaser agrees to notify the Seller as soon as possible, according to the circumstances of the case, in order jointly to review such event with the Seller, who agrees, if requested, to supply any information in possession of the Seller or any assistance that might be useful; (ii) the Seller undertakes to pay to the Interested Company the full amount claimed within 120 calendar days of the Purchaser notice, or (iii) in the event of disagreement, the Purchaser and the Seller shall try to amicably settle the dispute within the said 120 calendar day period; if this were not possible, the Purchaser and/or the Seller shall resort to the arbitration contemplated by this Agreement under Article 21 hereinbelow and the Seller shall make the relevant payment within 30 calendar days of the issuance of the arbitration award, notwithstanding any possible appeal thereto.

16.4. If the payment requested by the Purchaser refers to any third parties' claim, action or demand (the "Demand"), the Seller shall make the relevant payment as soon as the Demand becomes enforceable vis-a-vis the Interested Company, notwithstanding the right of opposing or appealing the deed or decision that has made the Demand enforceable, but without prejudice to any different decision which shall be taken in consequence of the opposition or appeal. The decision concerning the opportunity to oppose or appeal the above mentioned deed or decision (as well as any settlement of the Demand) shall be taken by the Seller, who shall therefore have the right to page 34 of pages.


participate, at its exclusive costs, in the defence of the Claim with a counsel of its choice, alone or jointly with the Purchaser's counsel. However, such a decision by the Seller (as well as the manner to carry out any possible opposition, appeal or settlement) shall not be prejudicial to the interests of the each of the Interested Company and/or of the Purchaser.

16.5. In case of possibility to accept a tax amnesty (i.e. "condono fiscale", "concordato fiscale" or similar), Seller shall be entitled to cause the Interested Company to take advantage thereof; in this case, Seller shall reimburse the Interested Company of the costs, tax effects and fees incurred for applying to such tax amnesty.

16.6. It is in any event agreed that all the indemnification obligations shall be complied with and fulfilled by the relevant Seller in a tax efficient manner, to be determined in good faith by the tax counsels of all the Parties, provided that no adverse consequences may arise either on the Purchaser, or on the indemnified Company, in connection therewith.

16.7. The Purchaser shall not be entitled to recover more than once in respect of each single Liability.

16.8. Nothing in this Article shall in any way restrict or limit the general obligation at law of the Purchaser to mitigate any loss or damage which it may suffer in consequence of any matter giving rise to any indemnification obligation of the Seller.

16.9. For the avoidance of doubt, it is acknowledged and agreed that any due diligence investigation carried out by any Party in respect to any of the transactions contemplated in this Agreement shall not relief the other Party/ies from any of its obligations arising from the Warranties and Representations set out in this Agreement.

                                  MISCELLANEOUS

17.   CONFIDENTIALITY.

17.1. The Parties hereby undertake to keep strictly confidential and not to disclose to any third party in any manner whatsoever without the prior written consent of the other Parties any information, documents or data of whatsoever nature contained or deriving from this Agreement.

Each of the Parties undertakes that it shall not make any announcement or issue any circular or other publicity relating to the existence or subject matter of this Agreement page 35 of pages.


without it being approved in writing by each of the other Parties as to its content, form and manner of publication (such approval not to be unreasonably withheld or delayed), save that any announcement or circular required to be made or issued by any Party by law or pursuant to the rules and regulations of the London Stock Exchange or other stock exchange on which the securities of that Party are traded may be made or issued by such Party without such approval. The Parties shall consult together upon the form of any such announcement or circular in relation to the subject matter of this agreement and the other Parties shall promptly provide such information and comment as the Party making the announcement or sending out the circular may from time to time reasonably request.

18.   FINAL PROVISIONS.

18.1. No waiver of any right, breach or default hereunder shall be considered valid unless in writing and executed by the Party giving such waiver, and no waiver shall be deemed a waiver of a subsequent breach or default, whether or not of the same or of similar nature.

18.2. The Parties acknowledge to each other that there is no firm, corporation, or other person that is entitled to a finder's fee or any type of brokerage commission in relation to, or in connection with, the transactions contemplated in this Agreement as a result of any agreement or understanding with any of the parties hereto, nor has any party had any dealings relating to this transaction with any firm, corporation, agency or other person that may claim a brokerage or other commission.

18.3. This Agreement, including its Exhibits, together with the MSA, constitutes the entire agreement between the Parties with respect to the transactions contemplated herein and supersedes any prior understanding, written or oral, with respect to such transactions. No amendment of or supplement to this Agreement shall be valid or effective unless in writing and executed by the Parties hereto or their successors or assignees.

18.4. Article and article headings contained herein are for the purpose of convenience only and do not constitute part of this Agreement.

18.5. The Short Forms shall be executed, and the endorsements shall be made, as the case may be, for the sole purposes of effecting the transfer and assignment of the relevant quotas or shares, in accordance with the provisions of this Agreement, and complying with the relevant registration and stamp duty tax requirements and such further requirements as provided for by applicable legislation. Therefore, notwithstanding the above and notwithstanding any possible conflicting provisions contained in any Short Forms, the transfer of the quotas or of the shares are and shall only be governed by the provisions of this Agreement, which shall not be subject to page 36 of pages.


novation (i.e. novazione) by reason of, or as a consequence of, the Short Forms, of the endorsements and their execution by the Parties. Therefore, the contractual terms and warranties relating to the transfer of the quotas and/or shares are and shall be governed by the provisions of this Agreement, which shall remain in full force and effect also after the said transfer by means of either the execution of the mentioned Short Forms, or of the endorsement of the shares.

18.6. This Agreement will be executed in 1 counterpart, and each of the Parties shall have the right to obtain, at its costs and expenses, from the Notary Public a copy thereof and of all the Exhibits hereto.

18.7. In the event of invalidity or ineffectiveness of any article of this Agreement, or portions thereof, the remaining portion of the Agreement shall not be affected thereby, but the Parties agree to negotiate in good faith to replace such article, or portions thereof, with other valid and effective agreements having substantially the same effect, having regard to the subject matters and purposes of this Agreement.

18.8. Each Party shall bear all costs and expenses for legal, accounting or other purposes, incurred by it, directly or upon his request, in connection with the negotiation, preparation and completion of this Agreement. In any event, it is agreed by the Parties that the so-called "fissati bollati" (or similar applicable duty) relating to the transfer of Italbroker Shares and to the ICW shall be borne by UTA.

18.9. The Notary Public fees shall be borne by Tolbert, with the sole exceptions listed under Article 14.1.(z).(iv).

19.   COMMUNICATIONS.

19.1. Notices or communications required or permitted to be given under any provisions of this Agreement shall be in writing and shall be deemed to have been given the day of dispatch thereof, if sent by fax (to be confirmed by registered mail with return receipt), or upon actual receipt if sent by registered mail, return receipt requested, addressed to the addresses specified above, to the attention of:

(a)   (if to Willis Group, to Michael P. Chitty (fax No.: +44 171 481 7003);

(b)   if to Willis Europe, to Analies Majorie (fax No.: +31 20 6610654);

(c)   if to Tolbert, to Guido Nieuwehuizen (fax No.: +31 20 5771188);

(d)   if to UTA, to Studio Boidi, Dr.ssa Lucia Starola (fax No.: +39 011
      8122300);

(e) if to Saint Gallen, to Studio Boidi, Dr.ssa Lucia Starola (fax No.: +39 011 8122300);

                                                               page 37 of pages.


(f)   if to Olimpia, to Paolo Fassio (fax No.: +39 02 6551805);

(g)   if to HBC, to Sebastiano Romeo (fax No.: +39 011 5619060);

(h)   if to Arcef, to Sergio Liberia (fax No.: +59 99 4613577).

19.2. Either Party may from time to time change its address by giving previous communication to the other Party in the manner aforesaid.

20.   LANGUAGE.

20.1. This Agreement is drafted in the English language and the Parties acknowledge that they have so requested and have duly and fully agreed and understood any and all the previsions hereof.

21.   APPLICABLE LAW AND ARBITRATION.

21.1. This MSA shall be governed by, construed, and enforced in accordance with Italian law, save for such provisions of Dutch law applicable to the implementation of any of the transactions above referred to Tolbert.

21.2. All disputes arising out or in connection with this MAA shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by three Arbitrators appointed in accordance with the said rules.

The arbitrators shall decide ex aequo et bono. The place of the arbitration shall be Amsterdam. The language of the arbitration shall be the English language.

It is in any event expressly agreed by the Parties that the provision of this arbitration procedure shall not prevent any party from requesting and enforcing any of the injunctions and interim orders (i.e. "provvedimenti cautelari") provided for by article 669-bis and following of the Italian Civil Procedure Code.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day first above written.

                                LIST OF EXHIBITS:

                                                               page 38 of pages.


All the parties hereby irrevocably appoint and delegate Mr. Luca Garella and Mr. Giovanni Peracino to execute each of the Exhibits attached hereto, acknowledging the validity and effectiveness of the execution made by the said Messrs Luca Garella and Giovanni Peracino.

Exhibit 1: Final Structure;

Exhibit 2: Gruppo Chart;

Exhibit 2bis: Net Working Capital;

Exhibit 3: Timetable;

Exhibit 4: UTA Group Chart;

Exhibit 5: Formula;

Exhibit 6: Deed of Issue;

Exhibit 7: UTA By-laws;

Exhibit 8: Tolbert By-laws;

Exhibit 9: ICW By-laws;

Exhibit 10: Italbroker By-laws;

Exhibit 11: Receivables;

Exhibit 12: Banks;

Exhibit 13: Stock Options;

Exhibit 14: Encumbrances;

Exhibit 15: Consultancy Agreement;

Exhibit 15bis: Other Agreements and Undertakings exceeding the amount of ITL 100 billion

Exhibit 16: Employees;

Exhibit 16bis: Mobilita

Exhibit 17: Litigation;

Exhibit 18: Disclosures with reference to UTA;

                                                               page 39 of pages.


Exhibit 19: Disclosures with reference to Italbroker;

Exhibit 19bis: Boards of Directors Fees;

Exhibit 20: Major Clients of Italbrokers;

Exhibit 21: 1998 Budget of Italbroker.


-------------------------
Willis Corroon Group plc.

Name and Capacity: Sarah Turvill, Attorney


---------------------------
Willis Corroon Europe B.V.

Name and Capacity: Sarah Turvill, Director


-------------------------------
                                                               page 40 of pages.


Tolbert Insurance & Finance B.V.

Name and Capacity: Tomas J. Eltink, Attorney


--------------------------------
Saint Gallen S.R.L.

Name and Capacity: Lorenzo Boglione, Chairman


----------------------------
Olimpia S.R.L.

Name and Capacity: Carlo Pasteur, Sole Director


--------------------------------                         ---------------------
Ital Brokers Holding S.p.A.

                                                               page 41 of pages.


Name and Capacity: Sebastiano Romeo, Chairman, Franco Lazzarini, Managing DIrectors


----------------------------
Arcef Holding N.V.

Name and Capacity: Tomas J. Eltink, Attorney


----------------------------                          -----------------------
UTA Willis Corroon S.p.A.

Name and Capacity: Enrico Boglione, Chairman            Sarah Turvill, Director